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                                 Exhibit 99.1

Friday November 19, 8:02 am Eastern Time

Company Press Release

Wells Fargo, Napa National Bancorp Announce Definitive Acquisition Agreement

NAPA, Calif.--(BUSINESS WIRE)--Nov. 19, 1999--Wells Fargo & Company (NYSE: WFC)
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and Napa National Bancorp said today they have signed a definitive agreement for
Wells Fargo to acquire Napa National Bancorp and its subsidiary Napa National Bank.

Napa National Bank, founded in 1982, serves retail and business customers through four locations in Napa Valley. It has 80 employees and $160 million in assets.

The acquisition, scheduled to be completed in the first quarter of next year, requires approval from banking regulators and shareholders of Napa National Bancorp. Under the terms of the agreement, valued as of the close of trading Nov. 18, Wells Fargo will issue approximately $33 million of its common stock for all the stock of Napa National Bancorp.

Assuming all outstanding options to purchase Napa National stock are exercised before the transaction closes, Napa National shareholders will receive approximately $36.55 of Wells Fargo common stock for each Napa National share they own.

"We are pleased to welcome Napa National Bank to our Wells Fargo family," said Anat Bird, regional president for Wells Fargo in Northern California. "Napa National has strong roots in the Napa Valley and they're known for outstanding customer service. With this acquisition, customers will continue to enjoy both that commitment to community banking and superior customer service."

According to Bird, "Banking decisions still will be made locally in the Napa Valley and customers will enjoy the convenience of being able to bank at almost 3,000 locations across 22 states, through more than 6,500 ATMs and the industry's leading Internet bank and take advantage of one of the broadest sets of products and services in our industry."

"The highly successful Wells Fargo philosophy of maintaining local authority and providing quality service will fit well with Napa National," said Brian Kelly, chief executive officer of Napa National Bank. "Joining Wells Fargo is a great opportunity for our customers because they'll be able to take advantage of more services than a bank our size could provide.

"The new Wells Fargo can offer our customers an unparalleled range of financial products -- investments to mortgages to insurance -- while still retaining the high level of local service our customers expect and deserve."

Wells Fargo is a $207 billion diversified financial services company providing banking, insurance, investments, mortgage and consumer finance through almost 6,000 stores, the Internet (www.wellsfargo.com), and other distribution channels
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across North America and elsewhere internationally.

Contact:
  Wells Fargo Bank
  Stacy Smithers, 916/440-4172
  or
  Napa National
  Brian Kelly, 707/259-5501